INVESTMENT ADVISORY AGREEMENT
BETWEEN
INVESTMENT MANAGERS SERIES TRUST
AND
PEAK6 ADVISORS LLC

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”), dated as of March 31, 2010, between the Investment Managers Series Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (the “Fund”), and PEAK6 ADVISORS LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Advisor has agreed to furnish investment advisory services to the Fund, a series of the Trust which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.           In General.  The Advisor agrees, all as more fully set forth herein, to act as investment advisor to the Fund with respect to the investment of the Fund’s assets and to supervise and arrange for the day-to-day operations of the Fund and the purchase of securities for and the sale of securities held in the investment portfolio of the Fund.

2.           Duties and Obligations of the Advisor with Respect to Investment of Assets of the Fund.  Subject to the succeeding provisions of this section and subject to the direction and control (but not as to investment decisions, portfolio management or related determinations) of the Trust’s Board of Trustees, the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of the Fund’s assets and, in connection therewith, have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) supervise the investment program of the Fund and the composition of its investment portfolio; and (iii) arrange, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Fund.  In performing its duties under this Section 2, the Advisor may delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisors, including but not limited to delegating the voting of proxies relating to the Fund’s portfolio securities in accordance with the proxy voting policies and procedures of such investment sub-advisor; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Trust and approved in a manner consistent with the 1940 Act and provided, further, that no such delegation shall relieve the Advisor from its duties and obligations of management and supervision of the management of the Fund’s assets pursuant to this Agreement and to applicable law.

3.           Covenants.  In the performance of its duties under this Agreement, the Advisor:

(a)           shall at all times conform to, and act in accordance with, any requirements imposed by:  (i) the applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) in all material respects, the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time, it being understood that the Trust shall provide the Advisor with reasonable advance notice of any such amendments; (iv) the investment objectives and policies of the Fund as set forth in its Registration Statement on Form N-1A, as such may be amended from time to time; and (v) in all material respects, compliance policies and procedures of the Trust adopted by the Board of Trustees of the Trust;

(b)           will place orders either directly with the issuer or with any broker or dealer.  Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Advisor will attempt to obtain the combination of best net price and favorable execution of its orders under the circumstances.  In placing orders, the Advisor will consider, among other things, the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency.  Consistent with this obligation, the Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Advisor, which it may use for its other clients.  Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Advisor hereunder.  A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Advisor determines in good faith that such commission is reasonable in relation to the research services and other benefits received.  In no instance, however, will the Fund’s securities be purchased from or sold to the Advisor, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law;

(c)           will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders (except if such prior, current or potential shareholders are also a client of or investor in PEAK6 Investments, L.P. or any affiliate thereof (other than the Fund)), and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Advisor or its affiliates has been requested or is required to divulge such information by duly constituted authorities, or when so requested by the Fund;

(d)           will maintain errors and omissions insurance in an amount at least equal to that disclosed to the Board of Trustees in connection with its approval of this Agreement;

(e)           will supply such information to the Fund’s co-administrators and permit such compliance inspections by the Fund’s co-administrators as shall be reasonably necessary to permit the co-administrators to satisfy their obligations and respond to the reasonable requests of the Board of Trustees (any such inspections shall be conducted after reasonable advance notice by the Fund, during normal business hours and in a manner that does not unreasonably interfere with the Advisor’s businesses);

(f)           will not pay fees in addition to any Fund distribution or servicing fees to financial intermediaries for sub-administration, sub-transfer agency or any other shareholder servicing or distribution services associated with shareholders whose shares are held in omnibus or other group accounts, except with the prior authorization of the Board of Trustees and, if the Board of Trustees authorizes such payments, the Advisor shall report regularly to the Trust on the amounts paid and the relevant financial intermediary; and

(g)           will use its reasonable efforts to assist the Trust and the Fund in implementing the Trust’s disclosure controls and procedures in respect of the Fund, and will from time to time provide the Trust a written assessment of the Advisor’s compliance policies and procedures that is reasonably acceptable to the Trust to enable the Trust to fulfill its obligations under Rule 38a-1 under the 1940 Act.

4.           Services Not Exclusive.  Nothing in this Agreement shall prevent the Advisor or any officer, employee or affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, including trading the same securities for clients’ accounts or its own account in a fashion dissimilar to how it is trading those securities for the Fund; provided, however, that the Advisor will not knowingly undertake any activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5.           Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request.  The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.  Notwithstanding anything in this Agreement to the contrary, and to the extent permitted by applicable law, the Trust will not object to the Advisor maintaining copies of any such records, including the performance records of the Fund, and will not object to the Advisor using such performance records to promote its services to other accounts, including other fund accounts.

6.           Agency Cross Transactions.  From time to time, the Advisor or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Advisor’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy.  Where one of the parties is an advisory client, the Advisor or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent.  This is because in a situation where the Advisor is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Advisor or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Advisor’s part regarding the advisory client.  The SEC has adopted a rule under the Advisers Act which permits the Advisor or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance.  Notwithstanding the first three sentences of this Section 6, by execution of this Agreement, the Trust authorizes the Advisor or its affiliates to participate in agency cross transactions involving an Account.  The Advisor agrees that it will not arrange purchases or sales of securities between the Fund and an Account advised by the Advisor unless (a) the purchase or sale is in accordance with applicable law (including Rule17a-7 under the 1940 Act) and the Trust’s policies and procedures, (b) the Advisor determines that the purchase or sale is in the best interests of the Fund, and (c) the Trust’s Board of Trustees has approved these types of transactions, which approval the Trust represents and warrants to the Advisor has been obtained as of the date hereof.  The Trust may revoke its consent at any time by written notice to the Advisor.

7.           Expenses.  During the term of this Agreement, the Advisor will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder.

8.           Compensation of the Advisor.  The Fund agrees to pay to the Advisor and the Advisor agrees to accept as full compensation for all services rendered by the Advisor as such, a fee accrued daily and paid monthly in arrears at an annual rate listed in Appendix A with respect to the Fund’s average daily net assets.  For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.  The fee payable to the Advisor under this Agreement will be reduced to the extent required by any expense limitation agreement between the Advisor and the Fund.  The Advisor may voluntarily absorb certain Fund expenses or waive all or a portion of its fee, any such agreement or waiver must, however, be in a writing signed by an authorized officer of the Advisor.

9.           Advisor’s Liability.  The Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in the Fund’s offering materials relating to the Advisor and its investment program for the Fund (including the prospectus, the statement of additional information, and advertising and sales materials), except for information supplied by the co-administrators or the Trust or another third party for inclusion therein.  The Trust shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in the Fund’s offering materials supplied by the co-administrators or the Trust for inclusion therein.  The Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by Advisor or by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

10.           Duration and Termination.  This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect for a period of two years as to such Fund.  If neither party gives the other party written notice of termination of this Agreement 60 days prior to the end of the then current term, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board of Trustees or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (b) the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.  Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time as to the Fund, without the payment of any penalty but after payment of amounts then due to the Advisor, upon giving the Advisor 60 days’ prior written notice (which notice may be waived by the Advisor), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote.  This Agreement will also immediately terminate in the event of its assignment.  Notwithstanding the foregoing, this Agreement may be terminated by the Advisor at any time as to the Fund, without the payment of any penalty but after payments then due to the Fund, upon giving the Trust and the Fund 60 days’ prior written notice (which notice may be waived by the Trust). As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.

11.           Notices.  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

12.           Amendment of this Agreement.  This Agreement may only be amended by an instrument in writing signed by the parties hereto.  Any amendment of this Agreement shall be subject to the 1940 Act.

13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

14.           Use of the Names of the Fund.  The Advisor has consented to the revocable, non-exclusive, limited, nontransferable, nonassignable, nonsublicensable use by the Fund of the name or identifying word “PEAK6” in the name of the Fund.  Such consent is conditioned upon the employment of the Advisor as the investment advisor to the Fund and shall terminate immediately in the event that any of the following occurs: (i) the Advisor (or any successor thereto or affiliate thereof) is terminated or ceases to be, in each case for any reason, the investment adviser of the Fund, (ii) the Fund or its affiliates, directors, officers or agents use such mark for any other purpose other than as expressly permitted hereunder, (iii) the Fund takes any action which dilutes (determined on a reasonable basis) or could reasonably be expected to dilute, invalidate or adversely affect, the “PEAK6” mark.  The Fund accepts such grant and acknowledges, admits and agrees that it has no right, title or interest in or other right to use the mark “PEAK6” or any derivation thereof, and agrees to knowingly do nothing inconsistent with PEAK6 Investments, L.P.’s ownership rights therein.  All uses of the “PEAK6” mark by the Fund and all goodwill associated therewith shall inure to the sole benefit of PEAK6 Investments, L.P. The name or identifying word “PEAK6” is used in other connections and for other purposes by the Advisor and its affiliates.

15.           Additional Limitation of Liability.  The parties hereto are expressly put on notice that a Certificate of Trust, referring to the Trust’s Agreement and Declaration of Trust (the “Certificate”), is on file with the Secretary of the State of Delaware.  The Certificate was executed by a trustee of the Trust on behalf of the Trust as trustee, and not individually, and, as provided in the Trust’s Agreement and Declaration of Trust, the obligations of the Trust are not binding on the Trust’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust, or the particular series in question, as the case may be.

16.           Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

17.           Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

THE TRUST:

INVESTMENT MANAGERS SERIES TRUST on behalf of the PEAK6 Plus Fund

By:
Name:
Title:

THE ADVISOR:

PEAK6 ADVISORS LLC

By: PEAK6 Investments, L.P., its Managing Member

By:
Name:
Title:

Appendix A

Fund/Class	Advisor Fee	Effective Date

PEAK6 Plus Fund	1.25%	March 31, 2010